Exhibit 3.97

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF

FIRST DATA CAPITAL, INC.

First Data Capital, Inc., a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on December 28, 1998, hereby certifies that it has not received payment for any of its stock. The Corporation further certifies that this Second Amended and Restated Certificate of Incorporation restating, integrating and further amending its Certificate of Incorporation was duly adopted by its board of directors in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware. The text of the Certificate of Incorporation as heretofore amended is hereby restated and further amended to read in its entirety as follows:

SECOND RESTATED CERTIFICATE OF INCORPORATION

OF

FIRST DATA CAPITAL, INC.

First: The name of this corporation (hereinafter called the “Corporation”) is First Data Capital, Inc.

Second: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

Third: The purpose of the Corporation shall be limited to engaging in the following activities the income or gains from which is not exempt from U.S. federal income tax (collectively, the “Permitted Activities”):

1.                                            acquiring, holding, disposing of, managing and modifying Investments (whether or not in connection with a default);

2.                                       reinvesting any proceeds of Investments not needed to pay dividends in substitute Investments;

3.             entering into any interest rate or currency swap or other financial instrument that converts interest rates from fixed to floating or vice versa, and/or changes the currency of payments with respect to any Investment or any dividend or payment obligation;

4.             paying (or causing to be paid) dividends to shareholders of the corporation;

5.             borrowing money from any person (including a shareholder and any affiliates thereof), but solely for the purpose of paying dividends to a shareholder where the borrowing is expected to be repaid out of payments scheduled to be received on Investments;

6.             entering into spot foreign exchange transactions which are related to the purposes of the foregoing;

7.             exercising any other powers or performing any other acts expressly granted or set forth herein; and

8.             carrying out administrative and other activities which are related to, and necessary or appropriate for, the purposes of the foregoing; for the avoidance of doubt, engaging a holder of Class A common stock to provide Investment management or other services for a fee shall not be considered an activity related to, and necessary or appropriate for, the purposes of the foregoing.

For purposes herein the term Investments shall mean (I) cash; (ii) any loan made to an affiliate of the Corporation, which affiliate was incorporated in the United States; and (iii) certificates of deposit, time deposits and bankers acceptances of any bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended, but not including the last clauses thereof relating to common trust, collective trust or similar funds); provided, however, that the term “Investment” does not include any obligation or security (a) that is convertible or exchangeable for, or issued by reference to, any obligation or security which is not itself an Investment; (b) that participates in, or the return on which is indexed to, the equity profit, loss or financial performance or condition of any Person; or (c) that has rights in the absence of default to elect managers or directors of the issuer; or (d) (1) any security (x) that is issued after December 16, 1984, (y) the term of which, ascertained as at the time of issue of the security will, or is reasonably likely to, exceed one year, and (z) that has an “eligible return” (as defined below) the precise amount of which is able to be ascertained at the time of issuance of the security to exceed 1.5% of the amount ascertained by multiplying the amount of the payment or the sum of the payments (excluding any periodic interest) liable to be made under the security by the number (including any fraction) of years in the term of the security or (2) a security (“the stripped security”) resulting from the transfer of some but not all of the payment rights of an underlying security to a person other than the holder of the underlying security where the stripped security satisfies the tests in (1)(x) to (z). For purposes of clause (d) of the immediately preceding proviso, (I) “security” means (A) stock, an annuity, a bond, debenture, certificate of entitlement, bill of exchange, promissory note or other security; (B) a deposit with a bank, building society or other financial institution or other financial institution; (C) a secured or unsecured loan; or (D) any other contract, whether or not in writing, under which a person is liable to pay an amount or amounts, whether or not the liability is secured; or (E) any instrument or contract that yields income or gain that is exempt from U.S.

federal income tax, (ii) an “eligible return” exists if at the time when a security is issued it is reasonably likely, by reason that the security was issued at a discount, bears deferred interest, is capital indexed or for any other reason having regard to the terms of the security, that the sum of all payments (other than periodic interest payments, that is, interest payments which are payable in respect of periods of less than or equal to one year) under the security will exceed the issue price of the security, and (iii) the amount of an “eligible return” is the amount of the excess calculated under (ii).

Fourth: The aggregate number of shares which the Corporation shall have authority to issue is 1,350, divided into 100 shares of Class A voting common stock of the par value of 0.01 Cent ($0.01) per share (“Class A Common Stock”), 150 shares of Class B nonvoting common stock without par value (“Class B Common Stock”), 100 shares of Class A preferred stock of the par value of 0.01 Cent ($0.01) per share (“Class A Preferred Stock”), and 1,000 shares of Class B preferred stock without par value (“Class B Preferred Stock”).

A.            Class A Common Stock

The express terms and provisions of the shares classified and designated as Class A Common Stock are as follows:

1.                                            Dividends. The holders of shares of Class A Common Stock shall receive dividends, when and as declared by the board of directors, out of funds available for the payment of dividends.

2.                                            Voting. The holders of Class A Common Stock shall be entitled to one vote per share at all meetings of the shareholders of the Corporation.

B.            Class B Common Stock

The express terms and provisions of the shares classified and designated as Class B Common Stock are as follows:

1.                                            Dividends. The holder of shares of Class B Common Stock shall receive dividends, when and as declared by the board of directors, out of funds available for the payment of dividends.

2.                                            No Voting Rights. The holders of Class B Common Stock shall not be entitled to vote at any meeting of the shareholders of the Corporation, except as otherwise required by applicable law.

3.                                            Other Rights. Except as otherwise provided for in this certificate of incorporation or required by the General Corporation Law of the State of Delaware, each share of Class A Common Stock and each share of Class B Common Stock shall have identical preferences, qualifications, privileges, limitations and other rights, including rights in liquidation.

C.            Class A Preferred Stock

The express terms and provisions of the shares classified and designated as Class A Preferred Stock are as follows:

1.                                       Dividends. The holders of shares of Class A Preferred Stock shall receive dividends, when and as declared by the board of directors, out of funds available for the payment of dividends, at a rate not to exceed fifteen percent (15%) per annum of the aggregate issue price of such shares then outstanding.

2.                                       No Voting Rights. The holders of Class A Preferred Stock shall not be entitled to vote at any meeting of the shareholders of the Corporation, except as otherwise required by applicable law.

3.                                       Liquidation Rights. In case of dissolution or liquidation of the Corporation, the holders of Class A Preferred Stock shall be entitled to receive payment of the aggregate issue price of such shares then outstanding, and all accrued and unpaid dividends thereon before any payment shall be made to the holders of the shares of any class of common stock but shall not be entitled to participate any further in the distribution of the assets of the Corporation.

4.                                       Nonredeemable. The shares of Class A Preferred Stock shall be perpetual and nonredeemable.

D.          Class B Preferred Stock

The express terms and provisions of the shares classified and designated as Class B Preferred Stock are as follows:

1.                                       Dividends. The holders of shares of Class B Preferred Stock shall receive quarterly dividends in New Zealand Dollars, when and as declared by the board of directors, out of funds available for the payment of dividends, at a rate of 7.7596% per annum on New Zealand $187,845.344 per share then outstanding (which is the New Zealand Dollar equivalent of the per share issue price of such shares as of the date they are issued), payable in preference to all other shareholders, and such dividends shall be cumulative, and no dividend shall be paid on the shares of any other class unless the current quarterly dividend, and all arrears of dividends, if any, on the shares of said preferred stock shall have been paid, or provision shall have been made for the payment thereof; but the holders of said shares shall at no time have any other or further dividend of any kind.

Such dividends shall accrue as if they were payable in arrears on the date that is three (3) full calendar months following the second Business Day following the date of the issuance of such shares and every quarterly anniversary thereafter (each, a “Payment Date”), provided that if any such date is not a Business Day, then the Payment Date shall be the following Business Day, unless such following Business Day would be in the next calendar month, in which case the Payment Date shall be the next preceding Business Day. Dividends shall accrue from and including one Payment Date to but excluding the next Payment Date, except that dividends will accrue for the first period from and including the second Business Day after the issuance of such shares on the basis of the actual number of days in such accrual period and a 365- or 366-day year, as applicable. The board of directors may in its sole discretion declare dividends more frequently than quarterly.

For purposes of this Clause D(1), “Business Day” means any calendar day except a Saturday, Sunday or other day which in Auckland or Wellington, New Zealand, Sydney, Australia or New York, New York, USA is a legal or public holiday or a day on which commercial banking institutions, are authorized or required by law or government action to close.

2.                                            No Voting Rights. The holders of Class B Preferred Stock shall not be entitled to vote at any meeting of the shareholders of the Corporation, except as otherwise required by applicable law.

3.                                       Liquidation Rights. In case of dissolution or liquidation of the Corporation, the holders of Class B Preferred Stock shall be entitled to receive payment of the per share issue price of each such share then outstanding, and all accrued and unpaid dividends thereon before any payment shall be made to the holders of the shares of any other class of common stock or preferred stock but shall not be entitled to participate any further in the distribution of the assets of the Corporation. The liquidation preference of each share of Class B Preferred Stock will increase on a daily basis as dividends accrue on such share and will decrease only to the extent such dividends are actually paid.

4.                                       Nonredeemable. The shares of Class B preferred stock shall be perpetual and nonredeemable.

IN WITNESS WHEREOF, First Data Capital, Inc. has caused this Certificate to be signed on this 9th day of March, 1999.

FIRST DATA CAPITAL, INC.

By:	/s/ Mark E. Young
Name: Mark E. Young
Title: President